SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 11, 2005

Caraustar Industries, Inc.

(Exact Name of Registrant as Specified in its Charter)

North Carolina	0-20646	58-1388387
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5000 Austell Powder Springs Road

Suite 300

Austell, Georgia 30106

(Address of Principal Executive Offices)

(Zip Code)

(770) 948-3101

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 11, 2005 Caraustar Industries, Inc. (the “registrant”) amended its supplemental executive retirement plan (SERP), in connection with the June 30, 2005 retirement of Thomas V. Brown, who served as the registrant’s President and Chief Executive Officer from 1991 through December 31, 2004. The SERP generally supplements the registrant’s other retirement benefits by providing to certain highly compensated employees additional retirement benefits to which they otherwise would be entitled under the registrant’s pension plan in the absence of limitations imposed by the Internal Revenue Code.

The amendment will allow the registrant to calculate Mr. Brown’s accrued SERP benefits applying the formula set forth in the pension plan of Mr. Brown’s former employer, Smurfit-Stone Container Corporation (formerly known as Jefferson Smurfit Corporation) in place at the time of Mr. Brown’s departure from that company. The registrant ‘s letter agreement with Mr. Brown provided that Mr. Brown’s retirement benefits from the registrant would be on parity with the benefits he would have received from his former employer had he remained employed there until his retirement. The use of this formula results in Mr. Brown’s SERP benefit being approximately 14.9% higher than it would have been if calculated under the benefit formula applicable to other participants in the SERP. The amendment also provides that Mr. Brown, as a key employee, will not begin receiving his benefits under the SERP until six months after his retirement, at which time he will receive a lump sum payment, plus interest, equivalent to the aggregated monthly amounts he would have received in the preceding six months if his benefit distributions had begun immediately after his retirement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 1, 2005

CARAUSTAR INDUSTRIES, INC.

By:	/s/ Ronald J. Domanico
Ronald J. Domanico
Vice President and Chief Financial Officer

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